EXHIBIT 99.1

Summary of Infrastructure Recovery Mechanism order in DTE Gas Rate Case Filing U-169991
April 17, 2013

The Michigan Public Service Commission (MPSC) issued an order yesterday approving DTE Gas' proposed Infrastructure Recovery Mechanism (IRM). With this order and the settlement order issued in December 2012, all items from DTE Gas' general rate case, U-16999, have been resolved.

The IRM will recover the cost of service related to $77 million of annual infrastructure investments made during the five year period of 2013 - 2017.

The investment will be made in three programs as ordered by the MPSC:

•	$22.7 million - Meter Move Out to impact 12,790 meters per year

•	$46.9 million - Main Renewal Program to address 66 miles of main per year

•	$7.8 million - Pipeline Integrity investments

The IRM will start in May 2013 for the 2013 approved capital spend. Beginning in 2014, it is intended that the mechanism will adjust annually in July for the incremental investment each year, after a limited hearing on the reconciliation of the prior year capital spend. The capital spend will be reconciled annually and, if DTE Gas underspends the capital, the IRM charge will be reduced proportionally on a prospective basis. After the fifth year, the IRM rate will be stable at the final rate charged.

If DTE Gas files a rate case within the five year period, the IRM charge will be suspended when new rates are set by the Commission in that case. All capital invested as part of the IRM would be rolled into rate base and recovery would continue through base rates. DTE Gas would then propose an updated IRM to address recovery over the next 5 years of future infrastructure investment as part of the new rate case.

The monthly impact on a residential customer in the first year of the IRM will be $0.23, increasing to $2.84 in the fifth year of the program.

The complete order document is available on the MPSC's website (http://efile.mpsc.cis.state.mi.us/efile/) under case number U-16999.

A summary of the December 2012 settlement order can be found on DTE Energy's Investor Relations website (http://www.dteenergy.com/investors) under the Regulatory Updates section.

For further information, please contact DTE Energy's Investor Relations group at (313) 235-8030.

1 This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company's 2012 Form 10-K (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy's actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.